Exhibit 99.1

Contact:	David Young	Harriet Fried
	TESSCO Technologies Incorporated	Lippert/Heilshorn & Associates
	Chief Financial Officer	(212) 838-3777
	(410) 229-1380	hfried@lhai.com
young@tessco.com

TESSCO Quarterly Revenues Grow 30%;

Quarterly Dividend of $0.10 Per Share Declared

•                  Quarterly EPS reach $0.26 vs. $0.25 for 1Q FY 2010

•                  Quarterly EBITDA* per share of $0.55 vs. $0.57 for 1Q FY 2010

•                  EPS guidance reaffirmed - $1.27 to $1.50 for FY 2011 vs. $1.19 for FY 2010

HUNT VALLEY, Md., July 21, 2010 — TESSCO Technologies Incorporated (NASDAQ:TESS), a leading provider of the product and value chain solutions required to deploy and support wireless systems, today announced its results for the first quarter of fiscal 2011 ending June 27, 2010.

“I am extraordinarily proud that we grew revenues 30% over last year’s first quarter, on top of last fiscal year’s records, all in a still uncertain economic environment,” said Robert B. Barnhill, TESSCO’s Chairman, President and CEO. “This performance was a result of excellent execution on the three pillars of our strategic plan:

•                  First, being our customers’ total source for everything needed to deploy and support wireless systems … and delivering what they need, when, and where they need it …. at the lowest total cost.

•                  Secondly, architecting new innovative product and value chain solutions to support the emerging and exciting voice, data and video applications being created by the convergence of wireless and the internet.

•                  And lastly, intensely focusing on markets and customers with whom we can partner to deliver value by solving their knowledge, operational and financial concerns and improving the way business is done.

“As a result we sold more product categories to a record number of customers, and entered new markets and introduced new products and solution areas, with a strong balance sheet and profitability.

“We are off to a terrific start in the new fiscal year and look forward to growing momentum as the year progresses and we accelerate the execution of our strategic plan.”

Revenues for the first quarter of fiscal 2011 totaled $142.0 million compared to $108.8 million in the fiscal 2010 first quarter, an increase of 30.5%.  Gross profit for the 2011 first quarter was $32.3 million, or 22.8% of revenue, compared to $29.0 million, or 26.7% of revenue, in the prior-year period.  This decrease in margin primarily reflected changes in product mix in our mobile devices and accessories business, mostly related to our concentrated business.  EBITDA* totaled $4.5 million in the 2011 first quarter compared to $4.3 million in the prior-year period.  The company reported net income of $2.1 million, or $0.26 per diluted share, in the first quarter of fiscal 2011, compared to $1.9 million, or $0.25 per diluted share, in the prior-year quarter.  Earnings per share for all periods presented are adjusted for the 3-for-2 stock split that took effect on May 26, 2010.

As of June 27, 2010, the company’s cash balance totaled $4.7 million and there was no balance outstanding on the revolving line of credit.

Quarterly Cash Dividend

The company will continue its quarterly dividend program with another $0.10 per common share cash dividend payable on August 25, 2010 to holders of record on August 11, 2010.  This represents a 50% increase compared to the quarterly dividends the company paid when it initiated its dividend program in August 2009.

Any future declaration of dividends, and the establishment of record and payment dates, is subject to further determinations of the company’s Board of Directors.

Business Outlook

Based on TESSCO’s results for the first quarter of fiscal 2011 and its current pipeline of business opportunities, management continues to expect another record year, and is maintaining its guidance of $1.27 - to $1.50 per diluted share for fiscal 2011. As the year progresses and visibility increases, management may review and update its financial targets as appropriate.

Forecasting future results is inherently difficult for any business and actual results may differ materially from those forecasted.  Moreover, the nature of our business is that TESSCO typically ships products within several days after booking orders.  The lack of an order backlog makes it even more difficult to forecast future results.

Stock Buyback Program

During the first quarter of fiscal 2011, the company did not repurchase any shares under its stock buyback program.  As of June 27, 2010, up to 90,463 shares remained available under this program for repurchase in the open market, by block purchase, or through negotiated transactions, or possibly other transactions managed by broker-dealers.  Purchases are funded from working capital and/or our revolving line of credit facility. No timetable has been set for the completion of the program.

First-Quarter-2011Conference Call

TESSCO will hold a conference call to discuss its fiscal first-quarter-2011 results on Thursday, July 22, 2010 at 10:00 a.m. EDT.  To participate in the live call by telephone, dial 866-800-8649 (domestic) or 617-614-2703 (international) and reference conference ID #72136092. A live webcast of the conference call will also be available at: http://www.tessco.com/go/pressroom.

For those who cannot listen to the live broadcast, the webcast will be archived on TESSCO’s website.  A telephone replay of the call will also be available beginning at approximately 1:00 p.m. EDT on July 22, 2010 until 5:00 p.m. EDT on July 29, 2010. To listen to the telephone replay, dial 888.286.8010 (domestic) or 617 801.6888 (international) and enter conference ID #87163447.

*Non-GAAP Information

EBITDA, a measure used by management to evaluate the company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges), is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA as well as EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA and EBITDA per share may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the company’s diluted weighted average shares outstanding.  Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s loan agreements. The definition of EBITDA as used in the company’s loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO

TESSCO Technologies (NASDAQ:TESS); positioned as Your Total Source®, architects and delivers innovative product and value chain solutions to support wireless systems.  TESSCO works closely with its customers to solve their requirement of on-time, reliable and productive voice, data and video system deployment and support.

The convergence of wireless and the internet is revolutionizing the way we live and work. New applications and systems are unlocking human potential at an unprecedented rate. TESSCO is there and is committed to delivering, fast and complete, the needs of wireless system operators, program managers, contractors, utility, transportation, enterprise and government organizations and resellers.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill and the discussion under the heading “Business Outlook”, contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for our products and services; failure of our information technology system or distribution system; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our inability to access capital and obtain financing as and when needed; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

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TESSCO Technologies Incorporated

Consolidated Statements of Income

	Fiscal Quarters Ended
	June 27, 2010	March 28, 2010	June 28, 2009
	(unaudited)	(unaudited)	(unaudited)

Revenues	$141,952,600	$130,555,300	$108,801,300
Cost of goods sold	109,602,800	100,647,600	79,785,700
Gross profit	32,349,800	29,907,700	29,015,600
Selling, general and administrative expenses	28,911,700	27,245,600	25,761,400

Income from operations	3,438,100	2,662,100	3,254,200

Interest, net	77,800	42,100	109,300
Income before provision for income taxes	3,360,300	2,620,000	3,144,900

Provision for income taxes	1,290,800	893,000	1,232,800

Net income	$2,069,500	$1,727,000	$1,912,100

Basic earnings per share	$0.27	$0.23	$0.26

Diluted earnings per share	$0.26	$0.22	$0.25

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	June 27, 2010	March 28, 2010
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$4,712,100	$7,658,700
Trade accounts receivable, net	66,328,300	60,675,000
Product inventory	52,890,300	44,991,500
Deferred tax assets	4,615,000	4,615,000
Prepaid expenses and other current assets	2,989,000	1,597,000
Total current assets	131,534,700	119,537,200

Property and equipment, net	20,905,500	20,679,900
Goodwill, net	11,684,700	9,017,700
Other long-term assets	2,049,700	2,111,900
Total assets	$166,174,600	$151,346,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$76,916,800	$59,548,900
Payroll, benefits and taxes	5,359,400	8,974,200
Income and sales tax liabilities	2,655,700	2,528,000
Accrued expenses and other current liabilities	1,331,400	1,312,900
Revolving line of credit	—	—
Current portion of long-term debt	381,000	380,000
Total current liabilities	86,644,300	72,744,000

Deferred tax liabilities	3,650,800	3,650,800
Long-term debt, net of current portion	3,193,800	3,328,000
Other long-term liabilities	1,540,800	1,978,700
Total liabilities	95,029,700	81,701,500

Shareholders’ Equity:
Preferred stock	—	—
Common stock	83,200	81,500
Additional paid-in capital	38,303,300	36,937,700
Treasury stock, at cost	(44,019,800)	(42,819,400)
Retained earnings	76,858,300	75,543,000
Accumulated other comprehensive loss	(80,100)	(97,600)
Total shareholders’ equity	71,144,900	69,645,200

Total liabilities and shareholder’s equity	$166,174,600	$151,346,700

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and
Amortization (EBITDA)

	Fiscal Quarters Ended
	June 27, 2010	March 28, 2010	June 28, 2009
	(unaudited)	(unaudited)	(unaudited)

Net income	$2,069,500	$1,727,000	$1,912,100

Add:

Provision for income taxes	1,290,800	893,000	1,232,800

Interest, net	77,800	42,100	109,300

Depreciation and amortization	1,013,600	1,030,300	1,040,900

EBITDA	$4,451,700	$3,692,400	$4,295,100

EBITDA per diluted share	$0.55	$0.47	$0.57

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary (Unaudited)

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended June 27, 2010:
Commercial/Government Revenue:
Public Carriers and Network Operators	$17,603	$483	$3,624	$21,710
Resellers	20,777	67,997	1,907	90,681
Users and Governments	16,342	4,779	4,670	25,791
Total Commercial/Government Revenue	54,722	73,259	10,201	138,182
Consumer Revenue	—	3,771	—	3,771
Total Revenue	$54,722	$77,030	$10,201	$141,953

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$3,963	$134	$801	$4,898
Resellers	5,679	12,780	468	18,927
Users and Governments	4,455	1,254	1,515	7,224
Total Commercial/Government Gross Profit	14,097	14,168	2,784	31,049
Consumer Gross Profit	—	1,301	—	1,301
Total Gross Profit	$14,097	$15,469	$2,784	$32,350

Change from the Quarter Ended June 28, 2009:
Commercial/Government Revenue:
Public Carriers and Network Operators	66.9%	3.4%	33.4%	58.1%
Resellers	23.7%	45.8%	1.4%	38.9%
Users and Governments	31.3%	47.8%	(57.0)%	(2.8)%
Total Commercial/Government Revenue	37.5%	45.6%	(34.0)%	30.9%
Consumer Revenue	—	16.7%	—	16.7%
Total Revenue	37.5%	43.8%	(34.0)%	30.5%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	47.9%	9.8%	18.5%	40.9%
Resellers	15.6%	3.7%	(0.4)%	6.9%
Users and Governments	24.7%	28.4%	(35.0)%	5.0%
Total Commercial/Government Gross Profit	26.3%	5.6%	(19.9)%	10.6%
Consumer Gross Profit	—	36.5%	—	36.5%
Total Gross Profit	26.3%	7.6%	(19.9)%	11.5%

Change from the Quarter Ended March 28, 2010:
Commercial/Government Revenue:
Public Carriers and Network Operators	21.7%	(20.6)%	31.7%	21.8%
Resellers	30.3%	(0.8)%	22.4%	5.4%
Users and Governments	19.4%	16.4%	(12.4)%	11.6%
Total Commercial/Government Revenue	24.1%	(0.0)%	5.8%	8.8%
Consumer Revenue	—	6.6%	—	6.6%
Total Revenue	24.1%	0.3%	5.8%	8.7%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	23.2%	(14.6)%	29.2%	22.6%
Resellers	25.2%	(2.4)%	18.5%	5.0%
Users and Governments	13.2%	18.2%	(10.2)%	8.1%
Total Commercial/Government Gross Profit	20.6%	(1.0)%	3.0%	8.2%
Consumer Gross Profit	—	7.3%	—	7.3%
Total Gross Profit	20.6%	(0.3)%	3.0%	8.2%

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